EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	State of Incorporation
Mission Community Bank	California
Mission Community Capital Trust I	Delaware

Mission Community Bancorp owns either directly or indirectly 100% of the voting stock of each subsidiary listed above.